Long An Law Firm

Suite 903, West Tower

560 Zhangyang Road, Shanghai

P. R. China 200122

Private and Confidential

To:

Roth Capital Partners, LLC
24 Corporate Plaza
Newport Beach, CA 92660, USA,

Investors as defined below

12 March 2008

Dear Sirs

This opinion is delivered to you regarding the equity investment transaction by certain Investors pursuant to a Securities Purchase Agreement dated March 12, 2008 (the "**Securities Purchase Agreement**") by and among First Growth Investors, Inc., a Nevada corporation, Bright Stand International Limited, an International business company incorporated in the British Virgin Islands, Weifang Yuhe Poultry Co., Ltd., a wholly foreign-owned enterprise organized under the laws of the People's Republic of China, the selling stockholder identified on the signature page thereto and the investors listed on the Schedule of Investors attached (each, an "**Investor**" and collectively, the "**Investors**"). Terms used as defined terms shall have the meaning given to them in the Securities Purchase Agreement. We have assumed (1) the genuineness of all signatures on all documents presented to us; (2) the conformity to original documents of all documents submitted to us as copies and the authenticity and completeness of those original documents; (3) all the information we required has been fully disclosed and presented to us in completion; and (4) we made no investigation of, and are not qualified to advise in any respect in relation to, the laws of any jurisdiction other than the People's Republic of China ("PRC"). In particular, foreign counsels have not been instructed or consulted by us during the course of the preparation of this opinion.

Based on above, we issue the opinion as follows:

1. The execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated by such agreements do not and will not conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of the material agreements of the Company or its Subsidiaries attached hereto as Appendix 1.

2. The execution, delivery and performance by the Company of the Transaction Documents and the consummation by the Company of the transactions contemplated thereby will not, with or without the giving of notice or the passage of time or both, violate any PRC laws, rules or regulations.

3. Weifang Yuhe Poultry Co., Ltd. is a wholly foreign owned enterprise with limited liability under the PRC law, which was duly incorporated and is currently validly existing and has all required power and capacity to enter into the Securities Purchase Agreement and perform its obligations and duties thereunder.

4. All actions under the PRC law for Weifang Yuhe Poultry Co., Ltd. to enter into the Securities Purchase Agreement and perform its obligations thereunder have been duly undertaken.

5. The acquisition of all outstanding and issued shares by Bright Stand International Limited of Weifang Yuhe Poultry Co., Ltd. and Weifang Taihong Feed Co., Ltd. (the "**Acquisition**"), has been duly approved by all relevant PRC governmental authorities and no consent to all or any part of the Acquisition is required from, and no filing or registration is required in connection with the Acquisition with any governmental authority in the PRC.

6. The Acquisition is in compliance with applicable PRC laws and regulations, particularly the *Regulations on Mergers with and Acquisitions of Domestic Companies by Foreign Companies*, issued by the Ministry of Commerce, the State Administration of Industry and Commerce, the State Administration of Foreign Exchange, the State Taxation Administration Bureau, the State-owned Assets Supervision and Administration Commerce and the Chinese Securities Regulatory Commission on 8 August 2006, and the *Circular on Issues Concerning the Administration of Foreign Exchange in Financing and Round-trip Investment by Domestic Residents Through Offshore Special Purpose Companies*, issued by the State Administration of Foreign Exchange of the PRC on 21 October 2005 and effective as of 1

November 2005, as amended, substituted for or supplemented from time to time.

This opinion is addressed to the Investors and without our prior written approval (which shall not be unreasonably withheld or delayed), this opinion may not be disclosed in whole or in part and may not be relied upon by anyone other than the addressees.



………………………………

LONGAN LAW FIRM